Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-271245 on Form S-8 of our report dated June 25, 2026, relating to the financial statements and supplemental schedules of Crane NXT, Co. Savings and Investment Plan appearing in this Annual Report on Form 11-K for the plan year ended December 31, 2025.

/s/DELOITTE & TOUCHE LLP
Stamford, Connecticut
June 25, 2026